EXHIBIT 10.57
TERM SHEET
As Amended and Restated December 8, 2008
1. POSITION. President and Chief Executive Officer, reporting to the Board of Directors.
2. START DATE. As soon as possible, but no later than May 1, 2003.
3. BOARD MEMBERSHIP. You will be elected a member of the Board of Directors effective on your start date. No additional compensation will be paid for Board service. You agree to resign from the Board upon termination of employment, unless requested to continue.
4. BASE SALARY. Base Salary in the amount of $900,000. Base salary will be subject to annual review.
5. INCENTIVE BONUS. Annual Target Bonus of 175% of base salary multiplied by a revenue factor and a PAT factor, the same as the senior executive bonus plan. Bonuses are based on fiscal year performance and paid in December based on the achievement of performance objectives determined by the Board each year as part of the senior executive bonus formula. For 2003 your bonus will be pro-rated, based on the number of days you are employed prior to fiscal year end.
6. STOCK OPTIONS. You will be granted an Option to purchase 1,200,000 shares of the Company’s Common Stock upon Committee approval. The option will have an exercise price equal to the fair market value of the Company’s Common Stock on the grant date. These options shall vest 25% on July 15, 2004 and 25% on July 15 of each of the next 3 years. The options will have a ten-year term. The remaining terms of the grant will be governed by the terms of the Company’s Stock Option Plan and the standard form option agreement.
7. “MAKE WHOLE” COMPENSATION. Company recognizes that you would be foregoing a substantial amount of unvested “in the money” stock option value by leaving your present employer to join Applied Materials. This amount is estimated to be approximately $3,000,000. In an effort to address this issue we will provide you with a Restricted Stock Grant of 300,000 shares of the Company’s Common Stock vesting 50% on October 1, 2003 and 50% on October 1, 2004.
8. BENEFITS. You will be entitled to participate in all employee benefit plans or programs of the Company, generally available to any of its senior level executive employees. Details of these programs will be provided separately. You will also be eligible for relocation benefits in accordance with Company policy and applicable laws.

9. TERMINATION COMPENSATION. For termination other than for cause you will receive a lump sum payment equal to 275% of your then-current annual base salary. Any payments that become due under the prior sentence shall be subject to applicable tax withholdings and, except as provided in Section 10, shall be paid within thirty (30) days of your termination of employment. In the event of a termination described in this Section 9, the vesting of all of your outstanding stock options will accelerate and become exercisable with respect to the number of shares that would have vested had you remained an employee through the one year anniversary date of your termination of employment.
10. SECTION 409A.
     (a) Notwithstanding anything to the contrary herein, no Deferred Compensation Separation Benefits (as defined below) will become payable under this Agreement until you have a “separation from service” within the meaning of Section 409A. Further, if you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of your separation from service (other than due to death), and the severance payable to you under Section 9, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), such Deferred Compensation Separation Payments that are otherwise payable within the first six (6) months following your separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your termination of employment (or such later date as is required to avoid the imposition of additional tax under Section 409A). All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding the foregoing, if you following your termination but prior to the payment of any amounts delayed under this Section, then any payments delayed in accordance with this Section will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
     (b) Any amount paid under the Term Sheet that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of Section 10(a) above.
     (c) Any amount paid under the Term Sheet that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of Section 10(a) above. For purposes of this Section, “Section 409A Limit” will mean the lesser of two (2) times: (A) your annualized compensation based upon the annual rate of pay paid to you during the Company’s taxable year preceding the Company’s taxable year of your termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.
     (d) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
If the provisions covered by this term sheet are acceptable, please indicate your acceptance by signing and dating this document. The Human Resources and Compensation Committee will review for approval as soon as possible.

		For:	Applied Materials, Inc.

By:

Accepted:		Date:	December 8, 2008

Date:	December 8, 2008